Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Coccoluto
Chief Financial Officer (Acting)
Omtool, Ltd.
603-898-8900, ext. 1446
coccoluto@omtool.com

Omtool Announces Quarterly Results

SALEM, N.H., October 22, 2003 – Omtool, Ltd. (NASDAQ: OMTL) today announced its financial results for the third quarter ended September 30, 2003.  Total revenues for the third quarter were approximately $3.6 million, compared to approximately $3.5 million for the third quarter of 2002 and $3.3 million for the second quarter of 2003.  During the quarter, the Company recorded a net loss of approximately $(922,000) or $(0.53) per share, as compared to a net loss of approximately $(810,000) or $(0.45) per share and $(758,000) or $(0.43) per share for the third quarter of 2002 and second quarter of 2003, respectively.  The third quarter results included the following:  the previously-announced restructuring costs of $807,000 and a gain of $50,000 on a stock sale.  The Company estimates that the annual savings associated with the restructuring will be approximately $1.6 million or $400,000 per quarter, beginning in the fourth quarter of 2003.  The Company realized approximately $135,000 of savings during the third quarter (irrespective of the restructuring charge).

For the nine-month period ended September 30, 2003, total revenues were $9.9 million versus total revenues of $10.8 million for the same period in 2002.  For the first nine months of 2003, the Company recorded a net loss of approximately $(2.3 million) or $(1.34) per share as compared to a net loss of approximately $(5.3 million) or $(2.91) per share for the first nine months of 2002.

The Company’s third quarter revenue results were slightly improved over the same quarter of the previous year and the previous quarter, while expenses, exclusive of the restructuring charge, were significantly lower.  “We continue to make solid, steady progress across the board with our current expense structure and at these revenue levels, we believe company can be profitable” said Robert Voelk, Omtool’s president and chief executive officer.  Mr. Voelk also noted, “we have spent several years completely reengineering our product set and I am particularly pleased with the fact that sales of our AccuRoute™ product have increased significantly over the previous quarter.  Sarbanes-Oxley, HIPAA and other government mandates are driving companies to seriously look at more efficient ways to route and archive all  documents, both hardcopy and electronic.  AccuRoute provides this capability and, when combined with a document or records management system, it creates an ideal platform to achieve both improved document routing and compliance.”

In addition, during the third quarter, the company announced the availability of Swiftwriter™, a plug-in for Adobe’s Acrobat® family of products, including the reader/viewer.  Swiftwriter provides “one click” profiling and archiving of PDF documents to popular document management systems by integrating a “save to DMS” command and icon into the standard Acrobat menu as well as fast, print-based PDF creation.  “Swiftwriter is a valuable addition to the AccuRoute suite of products,” added Mr. Voelk.

About Omtool, Ltd.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into commonly used multifunction and scanning devices.  Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary of Financial Data

(in Thousands, except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2003	2002	2003	2002
Revenues:
Software license	$984	$900	$2,972	$3,041
Hardware	710	712	1,827	2,144
Service and other	1,856	1,926	5,065	5,607
Total revenues	3,550	3,538	9,864	10,792
Cost of revenues:
Software license	87	85	238	238
Hardware	432	437	1,231	1,398
Service and other	816	868	2,414	2,467
Total cost of revenues	1,335	1,390	3,883	4,103
Gross profit	2,215	2,148	5,981	6,689
Operating expenses:
Sales and marketing	1,038	1,332	3,707	4,854
Research and development	563	587	1,735	2,282
General and administrative	797	1,089	2,355	3,749
Restructuring charge	807	—	807	—
Total operating expenses	3,205	3,008	8,604	10,885
Loss from operations	(990)	(860)	(2,623)	(4,196)
Interest and other income	68	50	121	148
Loss before (benefit) provision	(922)	(810)	(2,502)	(4,048)
Tax (benefit) provision	—	—	(156)	1,225
Net loss	$(922)	$(810)	$(2,346)	$(5,273)

Net loss per share
Basic and diluted	$(0.53)	$(0.45)	$(1.34)	$(2.91)

Weighted average number of common shares outstanding
Basic and diluted	1,750	1,802	1,747	1,811

Consolidated Balance Sheets

Sept. 30, 2003

Dec. 31, 2002

	(Unaudited)
Assets:
Cash and cash equivalents	$7,783	$8,192
Short-term investments	—	1,597
Accounts receivable, net	1,525	1,665
Inventory	121	188
Prepaids and other	333	420
	9,762	12,062
Property and equipment, net	474	616
Other assets	14	14
	$10,250	$12,692
Liabilities and stockholders’ equity:
Accounts payable	$797	$1,019
Accrued expenses	1,471	1,665
Accrued state sales tax	937	1,276
Accrued restructuring	726	—
Deferred revenue	3,315	3,398
	7,246	7,358
Stockholders’ equity	3,004	5,334
	$10,250	$12,692

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This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, customer interest in the AccuRoute™ product, the reduction in operating expenses and the future plans of Company management.  These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute™, Genidocs™, Genifax and Swiftwriter™ software products, the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs, Genifax and Swiftwriter software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2003 and the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2003 and August 8, 2003.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.